Exhibit 10.3

FORM OF MAKE WHOLE AGREEMENT

MAKE WHOLE AGREEMENT (this “Agreement”), by and between Cantel Medical Corp. (the “Company”), a Delaware corporation and [•] (the “Executive”), dated as of the [•] day of May, 2021.

WHEREAS, the Company has entered into an Agreement and Plan of Merger (“Merger Agreement”), by and among STERIS plc, Solar New US Holding Co, LLC, Crystal Merger Sub 1 LLC and the Company, pursuant to which the Mergers will occur;

[WHEREAS, Executive previously entered into a Confidentiality and Non-Competition Agreement with the Company, dated [•] (the “Non-Compete Agreement”) pursuant to which Executive agreed to restrictions on competing with the Company for the [•] month period (the “Original Restricted Period”) following Executive’s termination of employment with the Company;

WHEREAS, because Executive has intimate and valuable knowledge and experience in the operation of the Company’s business and other confidential information related to the Company’s business, the Company has determined that it is in the best interests of the Company to induce Executive to agree to extend the Original Restricted Period by [•] months for a total of [•] months (the “Extended Restricted Period”);]1

[WHEREAS, because Executive has intimate and valuable knowledge and experience in the operation of the Company’s business and other confidential information related to the Company’s business, the Company has determined that it is in the best interests of the Company to induce Executive to agree not to compete with the Company or to solicit the Company’s customers, employees or consultants following Executive’s termination of employment with the Company, as further set forth in this Agreement (collectively, the “Restrictive Covenants”);]2

[WHEREAS, as an inducement for Executive agreeing to the [Restrictive Covenants] [Extended Restricted Period], the Company has determined to offer Executive the consideration described in Section 1(a) of this Agreement, provided that Executive agrees to the [Extended Restricted Period] [Restrictive Covenants];

WHEREAS, the Company would not have agreed to provide Executive with the Make Whole Payment (as defined below) but for Executive’s agreement to [the Extended Restricted Period] [abide by the Restrictive Covenants and provided further that it is the parties’ intention that the reasonable compensation valuation described in Section 1(f) of this Agreement not be limited to the amount of the consideration described in Section 1(a) of this Agreement;]

[1]	For executives with existing non-competes
[2]	For executives with no existing non-compete

and

WHEREAS, capitalized terms used in this Agreement that are not defined shall have the meanings ascribed to such terms in the Merger Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Make Whole.

(a) In the event it shall be determined pursuant to Section 1(b) below that any Payment (as defined below) would be subject to the Excise Tax (as defined below), then the Executive shall be entitled to receive from the Company an additional payment (the “Make-Whole Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Make-Whole Payment, but excluding any taxes and penalties imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive retains an amount of the Make-Whole Payment equal to the Excise Tax imposed upon the Payments. The Company’s obligation to make Make-Whole Payments under this Section 1 shall not be conditioned upon the Executive’s termination of employment.

(b) Subject to the provisions of Section 1(c), all determinations required to be made under this Section 1, including whether and when a Make-Whole Payment is required and the amount of such Make-Whole Payment and the assumptions to be utilized in arriving at such determination, shall be made by a firm mutually selected and agreed to by the Company and Parent (the “Designated Firm”). The Designated Firm shall provide detailed supporting calculations both to the Company, Parent and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company or Parent. All fees and expenses of the Designated Firm shall be borne solely by the Company. Any determination by the Designated Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Designated Firm hereunder as to whether a Make-Whole Payment should be made, it is possible that Make-Whole Payments that were not made by the Company should have been made (an “Underpayment”) or that Make-Whole Payments that have been made by the Company should not have been made (an “Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 1(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Designated Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the event that the Designated Firm subsequently determines that there has been an Overpayment, the Designated Firm shall determine the amount of any Overpayment that has occurred and the Executive shall pay the amount of such Overpayment to the Company, unless the Executive has paid such amounts to the Internal Revenue Service in which case the Executive shall take reasonable actions with the assistance of the Company (and at the Company’s expense) to secure a refund of such Overpayment from the Internal Revenue Service, which refund, when received, shall be paid over to the Company.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Make-Whole Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due after exhausting all extensions). If the Company notifies the Executive in writing prior to the expiration of such period that the Company desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties, but excluding taxes and penalties imposed pursuant to Code Section 409A) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties related thereto, but excluding taxes and penalties imposed pursuant to Code Section 409A) imposed as a result of such contest. Without limitation on the foregoing provisions of this Section 1(c), the Company shall control all proceedings taken in connection with such contest and, at its sole discretion, upon approval by Parent, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion upon approval by Parent, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the

Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto, but excluding taxes and penalties imposed pursuant to Code Section 409A) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Make-Whole Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of a Make-Whole Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 1(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Make-Whole Payment relates or with respect to the payment of such claim pursuant to Section 1(c), the Executive shall (subject to the Company’s complying with the requirements of Section 1(c) to the extent applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 1(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of any Make-Whole Payment required to be paid.

(e) Any Make-Whole Payment, as determined pursuant to this Section 1, shall be paid by the Company to the Executive within ten days of the receipt of the Designated Firm’s determination (or on the due date of the Excise Tax, if later); provided that the Make-Whole Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 1(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Section 1, the Company may, in its sole discretion, withhold and pay to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of the Make-Whole Payment, and the Executive hereby consents to such withholding.

(f) The Executive shall cooperate with the Company in good faith in valuing, and the Designated Firm shall take into account the value of, services provided or to be provided by the Executive (including without limitation, the Executive agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of Section 280G of the Code), such that payments in respect of such services (or refraining from performing such services) may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of Section 280G of the Code in accordance with Q&A-5(a) of Section 280G of the Code.

(g) The following terms shall have the following meanings for purposes of this Section 1.

(i) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) A “Payment” shall mean any payment, benefit, vesting or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive that constitutes a “parachute payment” under Section 280G(b)(2) of the Code as a result of the Merger.

[2. Extended Restricted Period. Executive agrees that the reference in [Section 4] of the Non-Compete Agreement to [“six (6) months”][“twelve (12) months”] shall be replaced with “[•] ([•]) months”. For the avoidance of doubt, the provisions of the Non-Compete Agreement shall not be amended except as provided in this Section 2 and remain in full force and effect.]1

2. [Restrictive Covenants.2

(a) Non-interference. Executive agrees that for a period of two years following termination of Executive’s employment with the Company, he will not (i) induce or attempt to induce any other employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any other employee, or (ii) induce or attempt to induce any customer, supplier, franchisee, licensee, distributor or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company without prior written consent of the Board of Directors of the Company.

[1]	For executives with existing non-competes
[2]	For executives with no existing non-compete

(b) Non-Compete. Executive agrees that for a period of [•] ([•]) months following the termination of Executive’s employment hereunder, Executive will not, directly or indirectly, render services to or for any business within the continental United States or Canada to the extent such services by Executive are directly and materially competitive with a material business of the Company and are similar to the services Executive provided to the Company within the two years prior to Executive’s termination or that would require the use of Company’s confidential information or trade secrets in Executive’s possession, provided, however, that the foregoing shall not be deemed to prevent the ownership by Executive of up to three (3%) percent of any class of securities of any corporation which is regularly traded on any stock exchange or over-the-counter market.

(c) Executive Covenants Generally.

(i) Executive’s covenants as set forth in this Section 2 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenants shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenants will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii) Executive understands that the Executive Covenants may limit Executive’s ability to earn a livelihood in a Competing Business.

(iii) Any termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 2.

(iv) Executive acknowledges that the Company would be irreparably injured by a violation of this Section 2 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by Executive to perform any of Executive’s obligations under this Section 2. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 2, to the extent permitted by applicable law, Executive hereby waives the claim or defense that the Company has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available, the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post bond.

(d) Nothing in this Agreement supersedes or in any way limits or otherwise affects any restrictive covenants to which Executive may be bound, pursuant to another agreement with the Company or an affiliate thereof.]

3. Successors. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors (including by operation of law) and assigns.

(c) As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

4. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of [New Jersey] [Texas] [Minnesota], without reference to principles of conflict of laws. Executive and the Company agree to submit to the jurisdiction of the state and federal courts of the State of New Jersey.

(b) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.

If to the Company:	STERIS plc 5960 Heisley Road Mentor, OH 44060 Attention: J. Adam Zangerle, Senior Vice President, General Counsel, and Company Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g) Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h) This Agreement supersedes Section 9.2 of the Executive Severance Plan.

(i) In the event that the Merger Agreement is terminated for any reason prior to the consummation of the Merger, this Agreement shall be null and void and of no force or effect.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[EXECUTIVE]

CANTEL MEDICAL CORP

By

Name:
Title:

[SIGNATURE PAGE TO MAKE WHOLE AGREEMENT]